Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: July 30, 2014

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
SECOND QUARTER 2014 EARNINGS

Southfield, Michigan – July 30, 2014 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced consolidated net income of $69.4 million, or $3.06 per diluted share, for the three months ended June 30, 2014 compared to consolidated net income of $61.5 million, or $2.56 per diluted share, for the same period in 2013. For the six months ended June 30, 2014, consolidated net income was $119.2 million, or $5.15 per diluted share, compared to consolidated net income of $122.1 million, or $5.04 per diluted share, for the same period in 2013.

Adjusted net income, a non-GAAP financial measure, for the three months ended June 30, 2014 was $67.6 million, or $2.98 per diluted share, compared to $60.7 million, or $2.53 per diluted share, for the same period in 2013.  For the six months ended June 30, 2014, adjusted net income was $131.0 million, or $5.66 per diluted share, compared to adjusted net income of $119.5 million, or $4.93 per diluted share, for the same period in 2013.

Webcast Details

We will host a webcast on July 30, 2014 at 5:00 p.m. Eastern Time to answer questions related to our second quarter results.  The webcast can be accessed live by visiting the “Investor Relations” section of our website at creditacceptance.com or by dialing 877-303-2904.  Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Consumer Loan Performance

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance.  At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan.  Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to achieve an acceptable return on capital.  If Consumer Loan performance equals or exceeds our initial expectation, it is likely our target return on capital will be achieved.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment.  We continue to evaluate the expected collection rate of each Consumer Loan subsequent to assignment.  Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast.  By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast.  The following table compares our forecast of Consumer Loan collection rates as of June 30, 2014, with the forecasts as of March 31, 2014, as of December 31, 2013, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of				Variance in Forecasted Collection Percentage from
Consumer Loan Assignment Year	June 30, 2014	March 31, 2014	December 31, 2013	Initial Forecast	March 31, 2014	December 31, 2013	Initial Forecast
2005	73.7%	73.7%	73.7%	74.0%	0.0%	0.0%	-0.3%
2006	70.0%	70.0%	70.0%	71.4%	0.0%	0.0%	-1.4%
2007	68.0%	68.0%	67.9%	70.7%	0.0%	0.1%	-2.7%
2008	70.3%	70.2%	70.1%	69.7%	0.1%	0.2%	0.6%
2009	79.3%	79.3%	79.2%	71.9%	0.0%	0.1%	7.4%
2010	77.2%	77.1%	77.0%	73.6%	0.1%	0.2%	3.6%
2011	74.1%	74.1%	74.1%	72.5%	0.0%	0.0%	1.6%
2012	73.4%	73.4%	73.5%	71.4%	0.0%	-0.1%	2.0%
2013	73.3%	73.3%	73.3%	72.0%	0.0%	0.0%	1.3%
2014 (1)	72.8%	71.9%	-	72.4%	0.9%	-	0.4%

(1)
The forecasted collection rate for 2014 Consumer Loans as of June 30, 2014 includes both Consumer Loans that were in our portfolio as of March 31, 2014 and Consumer Loans assigned during the most recent quarter.  The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of
2014 Consumer Loan Assignment Period	June 30, 2014	March 31, 2014	Variance
January 1, 2014 through March 31, 2014	73.1%	71.9%	1.2%
April 1, 2014 through June 30, 2014	72.5%	-	-

Consumer Loans assigned in 2009 through 2013 have yielded forecasted collection results materially better than our initial estimates, while Consumer Loans assigned in 2006 and 2007 have yielded forecasted collection results materially worse than our initial estimates.  For all other assignment years presented, actual results have been very close to our initial estimates.  For the three months ended June 30, 2014, forecasted collection rates improved for Consumer Loans assigned in 2014 and were generally consistent with expectations at the start of the period for all other assignment years presented.  For the six months ended June 30, 2014, forecasted collection rates improved for Consumer Loans assigned in 2008, 2010 and 2014 and were generally consistent with expectations at the start of the period for all other assignment years presented.

Forecasting collection rates accurately at loan inception is difficult.  With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we currently forecast.

The following table presents forecasted Consumer Loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of June 30, 2014.  All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).  The table includes both dealer loans and purchased loans.

	As of June 30, 2014
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2005	73.7%	46.9%	26.8%	99.8%
2006	70.0%	46.6%	23.4%	99.5%
2007	68.0%	46.5%	21.5%	99.0%
2008	70.3%	44.6%	25.7%	98.6%
2009	79.3%	43.9%	35.4%	98.7%
2010	77.2%	44.7%	32.5%	96.1%
2011	74.1%	45.5%	28.6%	85.3%
2012	73.4%	46.3%	27.1%	65.2%
2013	73.3%	47.6%	25.7%	35.3%
2014	72.8%	48.1%	24.7%	8.3%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

(2)	Presented as a percentage of total forecasted collections.

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age.  For 2010 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections.  Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate declined during the 2005 through 2007 period as we increased advance rates during this period in response to a more difficult competitive environment.  During 2008 and 2009, the spread increased as the competitive environment improved and we reduced advance rates.  In addition, during 2009, the spread was positively impacted by better than expected Consumer Loan performance.  During the 2010 through 2013 period, the spread decreased as we again increased advance rates in response to the competitive environment.  The decline in the spread from 2013 to 2014 is primarily the result of the performance of 2013 Consumer Loans, which has exceeded our initial expectations by a greater margin than 2014 Consumer Loans.

The following table presents forecasted Consumer Loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of June 30, 2014 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %
Dealer loans	2007	67.9%	45.8%	22.1%
	2008	70.7%	43.3%	27.4%
	2009	79.3%	43.5%	35.8%
	2010	77.2%	44.4%	32.8%
	2011	74.0%	45.2%	28.8%
	2012	73.3%	46.1%	27.2%
	2013	73.2%	47.1%	26.1%
	2014	72.8%	47.7%	25.1%

Purchased loans	2007	68.3%	49.1%	19.2%
	2008	69.5%	46.7%	22.8%
	2009	79.5%	45.3%	34.2%
	2010	77.1%	46.3%	30.8%
	2011	74.4%	47.7%	26.7%
	2012	73.8%	48.3%	25.5%
	2013	74.2%	50.9%	23.3%
	2014	73.4%	51.9%	21.5%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

The advance rates presented for each Consumer Loan assignment year change over time due to the impact of transfers between dealer and purchased loans.  Under our portfolio program, certain events may result in dealers forfeiting their rights to dealer holdback.  We transfer the dealer’s Consumer Loans from the dealer loan portfolio to the purchased loan portfolio in the period this forfeiture occurs.

Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

Consumer Loan Volume

The following table summarizes changes in Consumer Loan assignment volume in each of the last six quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2013	-2.9%	-0.4%
June 30, 2013	8.4%	10.5%
September 30, 2013	11.0%	15.9%
December 31, 2013	12.6%	11.3%
March 31, 2014	14.3%	16.2%
June 30, 2014	4.5%	5.7%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our product, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support.  Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.

Unit and dollar volumes grew 4.5% and 5.7%, respectively, during the second quarter of 2014 as the number of active dealers grew 10.6% while average volume per active dealer declined 5.5%. We believe the decline in volume per dealer is the result of increased competition.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
Consumer Loan unit volume	50,913	48,706	4.5%	116,196	105,811	9.8%
Active dealers (1)	4,960	4,484	10.6%	5,830	5,191	12.3%
Average volume per active dealer	10.3	10.9	-5.5%	19.9	20.4	-2.5%

(1)	Active dealers are dealers who have received funding for at least one dealer loan or purchased loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
Consumer Loan unit volume from dealers active both periods	39,235	41,634	-5.8%	94,588	94,952	-0.4%
Dealers active both periods	3,072	3,072	-	3,749	3,749	-
Average volume per dealers active both periods	12.8	13.6	-5.8%	25.2	25.3	-0.4%

Consumer Loan unit volume from new dealers	2,191	2,649	-17.3%	8,410	10,093	-16.7%
New active dealers (1)	512	615	-16.7%	1,146	1,293	-11.4%
Average volume per new active dealers	4.3	4.3	—%	7.3	7.8	-6.4%

Attrition (2)	-14.5%	-13.9%		-10.3%	-10.1%

(1)	New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.

(2)
Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.

Consumer Loans are assigned to us as either dealer loans through our portfolio program or purchased loans through our purchase program.  The following table summarizes the portion of our Consumer Loan volume that was assigned to us as dealer loans:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Dealer loan unit volume as a percentage of total unit volume	91.4%	93.9%	91.6%	94.2%
Dealer loan dollar volume as a percentage of total dollar volume (1)	88.8%	92.2%	89.0%	92.7%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

As of June 30, 2014 and December 31, 2013, the net dealer loans receivable balance was 88.3% and 89.0%, respectively, of the total net loans receivable balance.

Adjusted Financial Results

Adjusted financial results are provided to help shareholders understand our financial performance.  The financial data below is non-GAAP, unless labeled otherwise.  We use adjusted financial information internally to measure financial performance and to determine incentive compensation.  The table below shows our results following adjustments to reflect non-GAAP accounting methods.  Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Senior Notes Adjustment” sections.  Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures.  These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three and six months ended June 30, 2014, compared to the same periods in 2013, include the following:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
(In millions, except share and per share data)	2014	2013	% Change	2014	2013	% Change
Adjusted average capital	$2,349.7	$2,039.1	15.2%	$2,280.8	$1,975.7	15.4%
Adjusted net income	$67.6	$60.7	11.4%	$131.0	$119.5	9.6%
Adjusted interest expense after-tax	$8.9	$10.2	-12.7%	$18.6	$20.3	-8.4%
Adjusted net income plus interest expense after-tax	$76.5	$70.9	7.9%	$149.6	$139.8	7.0%
Adjusted return on capital	13.0%	13.9%	-6.5%	13.1%	14.1%	-7.1%
Cost of capital	5.4%	5.4%	—%	5.6%	5.5%	1.8%
Economic profit	$44.8	$43.1	3.9%	$85.6	$85.4	0.2%
GAAP diluted weighted average shares outstanding	22,658,891	24,017,273	-5.7%	23,157,289	24,220,403	-4.4%
Adjusted net income per diluted share	$2.98	$2.53	17.8%	$5.66	$4.93	14.8%

Economic profit increased 3.9% and 0.2% for the three and six months ended June 30, 2014, as compared to the same periods in 2013.  Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.  The following table summarizes the impact each of these components had on the increase in economic profit for the three and six months ended June 30, 2014, as compared to the same period in 2013:

	Year over Year Change in Economic Profit
(In millions)	For the Three Months Ended June 30, 2014	For the Six Months Ended June 30, 2014
Increase in adjusted average capital	$6.6	$13.2
Decrease (increase) in cost of capital	0.3	(1.5)
Decrease in adjusted return on capital	(5.2)	(11.5)
Increase in economic profit	$1.7	$0.2

The increase in economic profit for the three months ended June 30, 2014, as compared to the same period in 2013, was primarily the result of the following:

•
An increase in adjusted average capital of 15.2% due to growth in our loan portfolio primarily as a result of growth in new Consumer Loan assignments in recent years, which resulted in the dollar volume of new Consumer Loan assignments exceeding the principal collected on our loan portfolio.  The growth in new Consumer Loan assignments in recent years was the result of an increase in active dealers, partially offset by a decline in volume per active dealer.

•	A decrease in our adjusted return on capital of 90 basis points primarily as a result of the following:

•
A decline in the yield on our loan portfolio decreased the adjusted return on capital by 110 basis points due to lower yields on new Consumer Loan assignments, which was the result of advance rate increases made in recent years in response to the competitive environment.

•
A decrease in other income decreased the adjusted return on capital by 20 basis points primarily due to a decrease in Global Positioning Systems with Starter Interrupt Devices ("GPS-SID") fee income resulting from a decrease in the number of units purchased by dealers from third party providers.

•
Slower growth in operating expenses increased the adjusted return on capital by 50 basis points as operating expenses grew 4.5% while adjusted average capital grew 15.2%. The 4.5% increase ($1.8 million) in operating expenses included an increase in salaries and wages expense of $1.3 million, or 5.6%, related to increases of $0.6 million for our support function, $0.5 million for our servicing function and $0.2 million for our originations function.

The increase in economic profit for the six months ended June 30, 2014, as compared to the same period in 2013, was primarily the result of the following:

•
An increase in adjusted average capital of 15.4% due to growth in our loan portfolio primarily as a result of growth in new Consumer Loan assignments in recent years, which resulted in the dollar volume of new Consumer Loan assignments exceeding the principal collected on our loan portfolio.  The growth in new Consumer Loan assignments in recent years was the result of an increase in active dealers, partially offset by a decline in volume per active dealer.

•	A decrease in our adjusted return on capital of 100 basis points primarily as a result of the following:

•
A decline in the yield on our loan portfolio decreased the adjusted return on capital by 110 basis points due to lower yields on new Consumer Loan assignments, which was the result of advance rate increases made in recent years in response to the competitive environment.

•
Slower growth in operating expenses increased the adjusted return on capital by 30 basis points as operating expenses grew 8.1% while adjusted average capital grew 15.4%. The 8.1% increase ($6.4 million) in operating expenses included:

•	An increase in salaries and wages expense of $5.0 million, or 11.1%, comprised of the following:

•
An increase of $3.1 million in stock-based compensation expense primarily due to a change in the expected vesting period of performance-based stock awards and new stock awards granted in the first quarter of 2014.

•
Excluding the increase in stock-based compensation expense, salaries and wages expense increased $1.9 million related to increases of $1.0 million each for our servicing function and our support function, partially offset by a decrease of $0.1 million for our originations function.

•	An increase in sales and marketing expense of $0.9 million, or 5.1%, primarily as a result of an increase in sales commissions related to growth in Consumer Loan unit volume.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same periods in the prior year:

	For the Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012
Adjusted revenue as a percentage of adjusted average capital (1)	27.8%	28.8%	29.5%	29.8%	29.9%	31.0%	31.0%	31.7%
Operating expenses as a percentage of adjusted average capital (1)	7.1%	7.8%	7.5%	7.1%	7.8%	8.1%	8.0%	8.2%
Adjusted return on capital (1)	13.0%	13.2%	13.9%	14.3%	13.9%	14.4%	14.5%	14.8%
Percentage change in adjusted average capital compared to the same period in the prior year	15.2%	15.7%	15.5%	17.4%	18.5%	19.3%	23.3%	25.5%

(1)	Annualized

The decrease in adjusted revenue as a percentage of adjusted average capital for the three months ended June 30, 2014, as compared to the three months ended March 31, 2014, was primarily the result of the following:

•
A decline in the yield on our loan portfolio decreased adjusted revenue as a percentage of adjusted average capital by 50 basis points due to lower yields on new Consumer Loan assignments, which was the result of advance rate increases made in recent years in response to the competitive environment.

•	A decrease in other income decreased adjusted revenue as a percentage of adjusted average capital by 50 basis points primarily due to the following:

•	A decrease in GPS-SID fee income resulting from a decrease in the number of units purchased by dealers from third party providers due to seasonality and lower penetration rates.

•	A decrease in vehicle service contract profit sharing income as a result of an increase in claims.

The decrease in operating expenses as a percentage of adjusted average capital for the three months ended June 30, 2014, as compared to the three months ended March 31, 2014, was primarily the result of the following:

•	A decrease in salaries and wages expense of $1.2 million, or 4.7%, which decreased operating expenses as a percentage of adjusted average capital by 50 basis points as a result of the following:

•	A decrease of $1.0 million in stock-based compensation expense primarily due to a change in the expected vesting period of performance-based stock awards.

•
A decrease of $0.9 million in payroll taxes as a result of the seasonal impact of both taxes that are subject to income limitations and the taxes on the annual vesting of equity awards during the first quarter of the year.

•
Excluding stock-based compensation and payroll taxes, salaries and wages increased by $0.7 million related to increases of $0.7 million for our support function and $0.2 million for our originations function, partially offset by a decrease of $0.2 million for our servicing function.

•
A decrease in sales and marketing expense of $0.8 million, or 8.3%, which decreased operating expenses as a percentage of adjusted average capital by 20 basis points. The decrease in sales and marketing expense was primarily the result of a decrease in sales commissions related to lower Consumer Loan unit volume due to seasonality.

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate.  Certain amounts do not recalculate due to rounding.

	For the Three Months Ended
(In millions, except share and per share data)	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012
Adjusted net income
GAAP net income	$69.4	$49.8	$65.9	$65.1	$61.5	$60.6	$59.9	$52.9
Floating yield adjustment (after-tax)	(0.6)	(1.1)	(0.9)	0.1	(0.6)	(1.1)	(0.2)	2.8
Senior notes adjustment (after-tax)	(0.6)	14.1	–	–	–	–	–	–
Adjustment to record taxes at 37%	(0.6)	0.6	(0.7)	(0.7)	(0.2)	(0.7)	(2.4)	(0.1)
Adjusted net income	$67.6	$63.4	$64.3	$64.5	$60.7	$58.8	$57.3	$55.6

Adjusted net income per diluted share	$2.98	$2.69	$2.73	$2.72	$2.53	$2.41	$2.30	$2.23
Diluted weighted average shares outstanding	22,658,891	23,528,466	23,575,786	23,708,043	24,017,273	24,426,127	24,926,004	24,962,054

Adjusted revenue
GAAP total revenue	$179.8	$176.9	$175.3	$172.7	$169.4	$164.7	$159.3	$155.7
Floating yield adjustment	(1.0)	(1.8)	(1.4)	-	(0.9)	(1.8)	(0.3)	4.4
Provision for credit losses	(4.6)	(4.7)	(4.6)	(6.1)	(5.4)	(5.8)	(6.2)	(9.8)
Provision for claims	(11.0)	(11.0)	(10.3)	(11.0)	(10.5)	(9.0)	(8.1)	(9.1)
Adjusted revenue	$163.2	$159.4	$159.0	$155.6	$152.6	$148.1	$144.7	$141.2

Adjusted average capital
GAAP average debt	$1,593.8	$1,529.5	$1,427.4	$1,404.4	$1,384.4	$1,273.1	$1,241.2	$1,202.8
GAAP average shareholders' equity	732.3	750.4	717.7	676.5	646.3	627.3	612.2	568.9
Senior notes adjustment	17.0	(77.6)	–	–	–	–	–	–
Floating yield adjustment	6.6	9.6	9.3	10.0	8.4	11.8	12.6	10.0
Adjusted average capital	$2,349.7	$2,211.9	$2,154.4	$2,090.9	$2,039.1	$1,912.2	$1,866.0	$1,781.7

Adjusted revenue as a percentage of adjusted average capital (1)	27.8%	28.8%	29.5%	29.8%	29.9%	31.0%	31.0%	31.7%

Adjusted interest expense
GAAP interest expense	$13.3	$16.0	$16.7	$16.1	$16.2	$16.0	$16.3	$16.3
Senior notes adjustment	0.9	(0.6)	–	–	–	–	–	–
Adjusted interest expense (pre-tax)	14.2	15.4	16.7	16.1	16.2	16.0	16.3	16.3
Adjustment to record tax effect at 37%	(5.3)	(5.7)	(6.2)	(6.0)	(6.0)	(5.9)	(6.1)	(6.0)
Adjusted interest expense (after-tax)	$8.9	$9.7	$10.5	$10.1	$10.2	$10.1	$10.2	$10.3

(1)	Annualized

	For the Three Months Ended
(In millions)	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012
Adjusted return on capital
Adjusted net income	$67.6	$63.4	$64.3	$64.5	$60.7	$58.8	$57.3	$55.6
Adjusted interest expense (after-tax)	8.9	9.7	10.5	10.1	10.2	10.1	10.2	10.3
Adjusted net income plus interest expense (after-tax)	$76.5	$73.1	$74.8	$74.6	$70.9	$68.9	$67.5	$65.9

Adjusted return on capital (1) (3)	13.0%	13.2%	13.9%	14.3%	13.9%	14.4%	14.5%	14.8%

Economic profit
Adjusted return on capital	13.0%	13.2%	13.9%	14.3%	13.9%	14.4%	14.5%	14.8%
Cost of capital (2) (3)	5.4%	5.8%	5.9%	5.8%	5.4%	5.6%	5.5%	5.3%
Adjusted return on capital in excess of cost of capital	7.6%	7.4%	8.0%	8.5%	8.5%	8.8%	9.0%	9.5%
Adjusted average capital	$2,349.7	$2,211.9	$2,154.4	$2,090.9	$2,039.1	$1,912.2	$1,866.0	$1,781.7
Economic profit	$44.8	$40.8	$43.1	$44.7	$43.1	$42.3	$42.1	$42.1

Operating expenses
GAAP salaries and wages	$24.4	$25.6	$22.2	$20.1	$23.1	$21.9	$20.7	$21.7
GAAP general and administrative	8.5	8.2	9.5	8.7	8.3	7.9	9.0	6.8
GAAP sales and marketing	8.8	9.6	8.5	8.5	8.5	9.0	7.7	8.2
Operating expenses	$41.7	$43.4	$40.2	$37.3	$39.9	$38.8	$37.4	$36.7

Operating expenses as a percentage of adjusted average capital (3)	7.1%	7.8%	7.5%	7.1%	7.8%	8.1%	8.0%	8.2%

Percentage change in adjusted average capital compared to the same period in the prior year	15.2%	15.7%	15.5%	17.4%	18.5%	19.3%	23.3%	25.5%

(1)	Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(2)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012
Average 30 year treasury rate	3.4%	3.7%	3.8%	3.7%	3.2%	3.1%	2.8%	2.7%
Adjusted pre-tax average cost of debt (3)	3.3%	4.4%	4.7%	4.6%	4.7%	5.0%	5.2%	5.4%

(3)	Annualized

	For the Six Months Ended June 30,
(In millions, except share and per share data)	2014	2013

Adjusted net income
GAAP net income	$119.2	$122.1
Floating yield adjustment (after-tax)	(1.7)	(1.7)
Senior notes adjustment (after-tax)	13.5	—
Adjustment to record taxes at 37%	—	(0.9)
Adjusted net income	$131.0	$119.5

Adjusted net income per diluted share	$5.66	$4.93
Diluted weighted average shares outstanding	23,157,289	24,220,403

Adjusted average capital
GAAP average debt	$1,561.7	$1,328.8
GAAP average shareholders' equity	741.3	636.8
Senior notes adjustment	(30.3)	—
Floating yield adjustment	8.1	10.1
Adjusted average capital	$2,280.8	$1,975.7

Adjusted interest expense
GAAP interest expense	$29.3	$32.2
Senior notes adjustment	0.3	—
Adjusted interest expense (pre-tax)	29.6	32.2
Adjustment to record tax effect at 37%	(11.0)	(11.9)
Adjusted interest expense (after-tax)	$18.6	$20.3

Adjusted return on capital
Adjusted net income	$131.0	$119.5
Adjusted interest expense (after-tax)	18.6	20.3
Adjusted net income plus interest expense (after-tax)	$149.6	$139.8

Adjusted return on capital (1) (3)	13.1%	14.1%

Economic profit
Adjusted return on capital	13.1%	14.1%
Cost of capital (2) (3)	5.6%	5.5%
Adjusted return on capital in excess of cost of capital	7.5%	8.6%
Adjusted average capital	$2,280.8	$1,975.7
Economic profit	$85.6	$85.4

(1)	Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(2)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Six Months Ended June 30,
	2014	2013
Average 30 year treasury rate	3.5%	3.1%
Adjusted pre-tax average cost of debt (3)	3.9%	4.8%

(3)	Annualized

Floating Yield Adjustment

The purpose of this non-GAAP adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently.  To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.

The finance charge revenue we will recognize over the life of the loan equals the cash inflows from our loan portfolio less cash outflows to acquire the loans.  Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan.  With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage.  Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense.  The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time.  The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.

We believe the floating yield adjustment provides a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.

Senior Notes Adjustment

On January 22, 2014, we issued $300 million of 6.125% senior notes due 2021 (the “2021 notes”) in a private offering exempt from registration under the Securities Act of 1933. On February 21, 2014, we used the net proceeds from the 2021 notes, together with borrowings under our revolving credit facilities, to redeem in full the $350.0 million outstanding principal amount of our 9.125% senior notes due 2017 (the “2017 notes”). The purpose of this non-GAAP adjustment is to modify our GAAP financial results to treat the issuance of the 2021 notes as a refinancing of the 2017 notes.

Under GAAP, the redemption of the 2017 notes was considered an extinguishment of debt. For the quarter ended March 31, 2014, our GAAP financial results included a pre-tax loss on extinguishment of debt of $21.8 million and additional interest expense of $1.4 million as a result of the one month lag from issuance of the 2021 notes to the redemption of the 2017 notes, which collectively reduced consolidated net income by $14.6 million or $0.62 per diluted share.

Under our non-GAAP approach, the loss on extinguishment of debt and additional interest expense that was recognized for GAAP purposes for the quarter ended March 31, 2014 was deferred as a debt issuance cost and is being recognized ratably as interest expense over the term of the 2021 notes. In addition, for adjusted average capital purposes, the impact of additional outstanding debt related to the one month lag from the issuance of the 2021 notes to the redemptions of the 2017 notes was deferred and is being recognized ratably over the term of the 2021 notes.

We believe the senior notes adjustment provides a more accurate reflection of the performance of our business, since we are recognizing the costs incurred with this transaction in a manner consistent with how we recognize the costs incurred when we periodically refinance our other debt facilities.

Cautionary Statement Regarding Forward-Looking Information

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements represent our outlook only as of the date of this release.  Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A to our Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on February 14, 2014, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a materially adverse impact on our operations.

•
The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•
Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•
Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.

•	Our dependence on technology could have a material adverse effect on our business.

•	Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealers in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer information could subject us to liability, decrease our profitability and damage our reputation.

•
A small number of our shareholders have the ability to significantly influence matters requiring shareholder approval and such shareholders have interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•
Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered automobile dealers financing programs that enable them to sell vehicles to consumers, regardless of their credit history.  Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase a vehicle or they purchase an unreliable one.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC.  For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except share and per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013

Revenue:
Finance charges	$157.9	$147.5	$310.7	$290.4
Premiums earned	13.6	12.9	26.8	24.9
Other income	8.3	9.0	19.2	18.8
Total revenue	179.8	169.4	356.7	334.1
Costs and expenses:
Salaries and wages	24.4	23.1	50.0	45.0
General and administrative	8.5	8.3	16.7	16.2
Sales and marketing	8.8	8.5	18.4	17.5
Provision for credit losses	4.6	5.4	9.3	11.2
Interest	13.3	16.2	29.3	32.2
Provision for claims	11.0	10.5	22.0	19.5
Loss on extinguishment of debt	—	—	21.8	—
Total costs and expenses	70.6	72.0	167.5	141.6
Income before provision for income taxes	109.2	97.4	189.2	192.5
Provision for income taxes	39.8	35.9	70.0	70.4
Net income	$69.4	$61.5	$119.2	$122.1

Net income per share:
Basic	$3.06	$2.57	$5.16	$5.06
Diluted	$3.06	$2.56	$5.15	$5.04

Weighted average shares outstanding:
Basic	22,653,393	23,974,099	23,122,288	24,151,080
Diluted	22,658,891	24,017,273	23,157,289	24,220,403

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share data)	As of
	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS:
Cash and cash equivalents	$6.7	$4.2
Restricted cash and cash equivalents	156.6	111.3
Restricted securities available for sale	54.6	53.6

Loans receivable (including $8.0 and $7.5 from affiliates as of June 30, 2014 and December 31, 2013, respectively)	2,562.8	2,408.2
Allowance for credit losses	(204.8)	(195.4)
Loans receivable, net	2,358.0	2,212.8

Property and equipment, net	23.0	22.3
Income taxes receivable	1.6	1.1
Other assets	27.1	28.1
Total Assets	$2,627.6	$2,433.4

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$110.1	$113.8
Revolving secured line of credit	106.2	102.8
Secured financing	1,248.5	935.6
Mortgage note	—	3.8
Senior notes	300.0	350.2
Deferred income taxes, net	187.3	157.2
Income taxes payable	2.7	19.9
Total Liabilities	1,954.8	1,683.3

Shareholders' Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 21,593,828 and 22,943,078 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	0.2	0.2
Paid-in capital	81.1	63.2
Retained earnings	591.5	686.9
Accumulated other comprehensive loss	—	(0.2)
Total Shareholders' Equity	672.8	750.1
Total Liabilities and Shareholders' Equity	$2,627.6	$2,433.4